Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF BYLAWS OF
FIRST REGIONAL BANCORP

I, Thomas E. McCullough, certify that:

1.        I am the duly elected and acting Corporate Secretary of First Regional Bancorp (the “Company”), a California corporation;

2.        The following is a true and complete copy of amended and restated Section 3.2 of the Company’s Bylaws, duly adopted by the shareholders of the Company at its 1985 Annual Meeting of Shareholders held on May 16, 1985:

“Section 3.2.  Number of Directors.  The affairs of the corporation shall be managed by a board of directors consisting of not less than five (5) nor more than nine (9) directors.  The exact number of directors within the limits specified shall be fixed from time to time, (i) by resolution duly adopted by the board of directors; or (ii) by a bylaw or amendment thereof duly adopted by the vote of a majority of the shares entitled to vote represented at a duly called meeting at which a quorum is present, or by the written consent of the holders of a majority of the outstanding shares entitled to vote or of the board of directors; or (iii) by approval of the shareholders (as defined in Section 153 of the General Corporation Law); provided, however, that a bylaw reducing the minimum number of directors to a number less than five cannot be adopted if the votes cast against its adoption at a meeting or the shares not consenting in the case of action by written consent are equal to more than 16 2/3  percent of the outstanding shares entitled to vote.  No amendment may change the stated maximum number of authorized directors to a number greater than two times the stated minimum number of directors minus one.”

3.        The foregoing amendment to Section 3.2 of the Company’s Bylaws was duly approved by the vote of at least a majority of the Company’s outstanding common stock entitled to vote at the Annual Meeting of Shareholders of the Company held on May 16, 1985.

4.        As of the date hereof, the foregoing amendment to Section 3.2 of the Company’s Bylaws has not been amended, revoked, or rescinded and remains in full force and effect.

IN WITNESS WHEREOF, I have hereunto subscribed my name this 12th day of May, 2004.

/s/ Thomas E. McCullough
Name: Thomas E. McCullough
Title: Corporate Secretary